Exhibit 1

SINOVAC BIOTECH LTD.

(Incorporated in Antigua and Barbuda)

(NASDAQ Ticker: SVA)

PROXY STATEMENT

for

SPECIAL MEETING OF SHAREHOLDERS
to Be Held on Tuesday, July 8, 2025
(or any adjourned or postponed meeting thereof)

This proxy statement is furnished in connection with the solicitation of proxies by SAIF Partners IV L.P. (the “SAIF Partners,” “we,” “our,” or “us”) in respect of the special meeting of shareholders of Sinovac Biotech Ltd. (the “Company”) to be held at Stapleton Chambers Inc., Suite No. 2, Stapleton House, Stapleton Lane, Saint John’s, Antigua and Barbuda with online participation made available via a secure videoconferencing platform on Tuesday, July 8, 2025 at 8:00 p.m. Atlantic Standard Time (Wednesday, July 9, 2025 at 8:00 a.m. China Standard Time), and for any adjourned, postponed, continued, or rescheduled meeting thereof (the “Special Meeting ”), for the purposes of removing and electing certain individuals from and to the board of directors of the Company (the “Board”).

THIS SOLICITATION IS BEING MADE BY SAIF PARTNERS AND NOT ON BEHALF OF THE BOARD.

SAIF Partners first became a beneficial owner of common shares of the Company in October 2010 and has been a shareholder of the Company for over 15 years. Currently, we beneficially own 10,780,820 common shares of the Company, representing approximately 15% of all outstanding common shares of the Company.

SAIF Partners is a leading Asian private equity firm with cumulative assets under management of over $4 billion. SAIF Partners is an active lead investor working closely with its portfolio companies to develop their business both organically and through acquisitions, seeking synergistic cooperation among them, as well as enhancing shareholder value via promotion of good corporate governance and best management practices.

We are soliciting proxies to elect Simon Anderson, Shan Fu, Shuge Jiao, Chiang Li, Yuk Lam Lo, Yumin Qiu, Yu Wang, Rui-Ping Xiao, Andrew Y Yan, and Weidong Yin (each, a “Nominee,” collectively, “Nominees”) to the Board, and to remove David Guowei Wang, Sven H. Borho, and any other person or persons elected or appointed to the Board without shareholders’ approval after February 8, 2025 and up to and including the date of the Special Meeting (collectively, “Existing Directors”) from the Board and each applicable committee thereof.

We are soliciting your vote because we believe that the Existing Directors do not represent the interests of all of the Company’s shareholders and have not been acting in the best interest of the Company’s shareholders since they took office in February 2025, and they do not have the experience and industry knowledge required to lead the Company to enhance shareholder value.

We believe our Nominees comprise a well-balanced, highly qualified, independent and diversified Board with extensive industry knowledge, experience and insights beneficial to the Company, and that they would fairly represent the interests of all shareholders of the Company. We also believe that the Nominees, if elected, would work expeditiously towards resumption of trading of the Company’s common shares and approving and executing a plan to distribute dividends in addition to the one the current Board has proposed to distribute.

Your vote is important to achieve the goals mentioned above and further elaborated below. Accordingly, if the common shares of the Company are held in your own name, you are urged to sign and return the accompanying GOLD proxy card or vote online or by telephone by following the instruction on the enclosed GOLD proxy card or GOLD voting instruction form, whether or not you plan to attend the Special Meeting.

If you hold the common shares of the Company in “street name” with a bank, brokerage firm, dealer, trust company or other institution or nominee, only they can exercise your right to vote with respect to your common shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other institution or nominee on how to vote the shares by completing, signing, dating and returning each GOLD voting instruction form you receive, or by voting online or by telephone as described on your GOLD voting instruction form.

Sodali & Co (“Sodali”) is assisting us with our effort to solicit proxies. If you have any questions or require assistance in authorizing a proxy or voting your common shares, please contact:

Sodali & Co

430 Park Avenue, 14th Floor

New York, NY 10022

Call Toll-Free in North America: (800) 662-5200

Outside of North America Call Collect: (203) 658-9400

Email: SAIF@info.sodali.com

PLEASE DO NOT RETURN ANY PROXY CARD YOU MAY RECEIVE FROM THE COMPANY OR OTHERWISE AUTHORIZE A COMPANY’S PROXY TO VOTE YOUR COMMON SHARES AT THE SPECIAL MEETING, NOT EVEN AS A PROTEST VOTE. IF YOU HAVE ALREADY SENT A PROXY CARD TO THE COMPANY OR OTHERWISE AUTHORIZED A COMPANY’S PROXY TO VOTE YOUR COMMON SHARES AT THE SPECIAL MEETING, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY USING THE ENCLOSED GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

BACKGROUND TO THIS SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation. All dates and times are United States Eastern Time.

•	From October 2010 to January 2012, SAIF Partners acquired the Company’s common shares through public trading, and SAIF Partners has been a shareholder of the Company until the date hereof.

•	On or about December 29, 2017, the Company issued notice of its annual meeting of shareholders to be held on February 6, 2018 in Beijing (the “2017 AGM”), proposing, among other things, to re-elect Weidong Yin, Yuk Lam Lo, Simon Anderson, Kenneth Lee and Meng Mei (the “2017 Directors”) until the next annual meeting.

•	On February 5, 2018, the Company held the 2017 AGM and OrbiMed Advisors LLC (“OrbiMed”) proposed shareholder motions, including to (i) amend the ballot paper provided by the Company to include an “Against All” option to vote against the 2017 Directors; (ii) remove all 2017 Directors except Yuk Lam Lo; and (iii) nominate an alternative slate of directors, comprising Yuk Lam Lo, Guowei Wang, Haifeng Qiu, Jianzeng Cao, and Pengfei Li (collectively, the “OrbiMed Nominees”).

•	On or about March 5, 2018, the Company announced, among other things, the re-election of the 2017 Directors, and since then, the Company, 1Globe Capital LLC (“1Globe”), the Chiang Li Family, and other relevant parties have engaged in multiple actions and litigations in connection with taking over control of the Company and its subsidiaries.

•	On March 13, 2018, 1Globe filed a claim in the Eastern Caribbean Supreme Court in the High Court of Justice, Antigua and Barbuda, seeking declarations and orders that the OrbiMed Nominees had been duly elected at the 2017 AGM, the OrbiMed Nominees be installed as the Company's Board, and any actions taken on behalf of the Company at the direction of 2017 Directors since the 2017 AGM were null and void.

•	On May 13, 2020, the Securities and Exchange Commission (“SEC”) charged Chiang Li and 1Globe for failing to disclose their increasing stake in shares of the Company and their collaboration with other shareholders to replace nearly all the 2017 Directors. Chiang Li and 1Globe was found by the SEC to have violated federal securities laws and SEC rules, and the SEC also found the Company’s investors were harmed.

•	On January 16, 2025, the Judicial Committee of the Privy Council in London, England (the “Privy Council”) rendered its judgment on the cases entitled 1Globe Capital LLC (Appellant) v Sinovac Biotech Ltd (Respondent) and 1Globe Capital LLC (Appellant) v Sinovac Biotech Ltd (Respondent) No 2, which ruled, among other things, OrbiMed Nominees were rightfully elected to the Board at the Company’s annual general meeting held on February 6, 2018. The Privy Council’s judgment also indicated that its decision, “however unwillingly,” was made given it was only provided a binary choice: either the 2017 Directors or the OrbiMed Nominees, rather than a determination made after considering all parties’ interests.

•	On February 28, 2025, the Company announced the receipt of the Privy Council’s order, and that the Company’s new Board consisted of Chiang Li (Chairman), Yuk Lam Lo, David Guowei Wang, Pengfei Li and Jianzeng Cao; however, such slate of announced Board members is different from the members of the Board confirmed by the Privy Council’s judgment. The current Board has not provided any explanation or reason of such inconsistency, including, among others, the legal ground for replacing Haifeng Qiu with Chiang Li.

•	On March 20, 2025, Heng Ren Partners, LLC (“Heng Ren”), a shareholder of the Company, issued a letter to the Company’s shareholders calling on the current Board to make an $8.9 billion cash distribution to the Company’s shareholders out of the approximately $10.3 billion in net cash and cash equivalents in the possession of the Company according to Heng Ren. In the letter, Heng Ren also pointed out, among other things, the current Board should take actions to reinstate trading of the shares of the Company.

•	On March 31, 2025, one month after the February 28, 2025 announcement of the members of the Board, Sven H. Borho was appointed to the Board, resulting in the Board comprised of Chiang Li (Chairman), Yuk Lam Lo, David Guowei Wang, Pengfei Li, and Sven H. Borho. No explanation for the reasons of resignation of Jianzeng Cao and election of Sve H. Borho was provided.

•	On April 1, 2025, the Company announced that the Board has decided to declare a special cash dividend of $55.00 per common share but did not provide any details, including record date or payment date.

•	On April 8, 2025, Heng Ren issued another letter to the Company shareholders, calling on the current Board to disclose the record date and the payment date of the dividend and to increase the amount of the dividend by $41 per share to $96 per share.

•	On April 21, 2025, the Company announced that Grant Thornton Zhitong Certified Public Accountants LLP (“Grant Thornton”) resigned as its independent registered public accounting firm on April 15, 2025, and that Grant Thornton concluded that its opinions on the Company’s previously issued audited consolidated financial statements and effectiveness of internal control over financial reporting as of and for the periods ending December 31, 2023, 2022 and 2021 should no longer be relied upon. As a result, the Company has not been able to file with the SEC its Form 20-F annual report for the fiscal year ended on December 31, 2024, which was due by April 30, 2025.

•	On April 22, 2025, the Company’s management published a statement regarding Grant Thornton’s resignation, claiming that Grant Thornton’s resignation was prompted by the current Board’s statement that, “the current members of the Board are assessing certain corporate actions taken by the former board of directors of the Company after they ceded office,” which caused instability in the Company’s operations and disruption to the Company’s compliant operations and governance.

•	On April 28, 2025, at the request of SAIF Partners, Cede & Co., as nominee of The Depository Trust Company and the holder of record of the 10,780,820 common shares of the Company beneficially owned by SAIF Partners, submitted a requisition for a special shareholders’ meeting (the “Requisition”) to the Board. The Requisition demanded the Company to convene a special shareholders’ meeting to remove the Existing Directors and elect the Nominees to the Board.

•	On April 30, 2025, the Company announced the record date for the payment of special cash dividends on May 23, 2025 and the payment date for the dividend on or about July 9, 2025.

•	On May 19, 2025, the Company announced that Pengfei Li has resigned as a member of the Board on May 16, 2025 but did not provide any explanation for the reasons of his resignation.

•	On May 20, 2025, the Company announced the issuance of a notice of a Special Meeting of shareholders, dated May 19, 2025, calling the Special Meeting to be held on July 8, 2025 and fixing the record date for the Special Meeting on May 19, 2025. The Special Meeting will transact the business as requested in the Requisition and other business as may properly come before the Special Meeting or any adjournment thereof.

REASONS FOR THE SOLICITATION

It is Critical to Have a Board That Represents the Best Interests of All Shareholders of the Company to Maximize Value for All Shareholders

•	Declaration of Additional Dividend. As of the date of this proxy statement, we believe the Company has billions of dollars of cash in its possession, a significant amount of which should be distributed to shareholders, in addition to the $55.00 per share special dividend declared by the Board on April 1, 2025.

•	Resumption of Trading of Common Shares of the Company. The Company’s common shares have not traded for over six (6) years, with the last closing price at $6.47 in 2019. Considering that the Company’s cash and cash equivalents are worth over $100 per share, it is critical to resume trading of the Company’s common shares on Nasdaq to provide shareholders with liquidity and the ability to realize all the value that the Company was able to create during the past few years.

•	Resolution of Shareholder Disputes. It is critical to end the ongoing disputes among the Company and its shareholders. The Board needs to optimize resources of the Company on value creation for all shareholders of the Company and not on extended litigations.

•	Strategic Realignment for Shareholder Value Creation. The management team of the Company led by Weidong Yin has contributed to the phenomenal success the Company prior to the current Board taking office in February 2025. It is critical for the Board to build trust with the Company management and work closely with them to drive continued growth of the Company.

Reasons for Removing the Existing Directors

We believe the current Board lacks the qualifications necessary to accomplish the goals outlined above for the following reasons.

•	Lack of Expediency and Transparency. Under the current Board, no affirmative steps have been taken to resume trading of the Company’s common shares; the Company’s auditor, Grant Thornton, resigned; no definitive distribution date for the proposed $55.00 per share dividend has been confirmed and no explanation has been provided as to why the dividend is significantly less than the cash available to the Company. It is paramount that a new Board and Audit Committee be constituted to take immediate actions to address these critical issues.

•	Lack of Industry Experience and Cooperation with the Company’s Management. The current Board lacks any effective communication with the Company’s management team. In addition, none of the current Board members has ever participated in the daily operations of the Company and its subsidiaries, while it was under the leadership of the management team that the Company achieved tremendous growth and significantly increased both revenue and shareholder value. The current Board comprises of members exclusive of the founder and CEO, Weidong Yin, and does not have sufficient industry experience and knowledge required to lead the Company. Based on the statement issued by Company management on April 22, 2025, the current Board has not engaged with the management on a growth strategy for the Company.

•	Unbalanced and Unfair Shareholder Representation. Every single one of the current Board members, except for Yuk Lam Lo, are representatives of two shareholders, 1Globe, which owns approximately 9.5% of the Company, and OrbiMed, which owns approximately 3.8% of the Company. Both 1 Globe and OrbiMed have had a long history of litigation with the Company and its current management, and since the current Board taking office, the Company has been engaged in multiple, ongoing legal proceedings regarding the shares issued to Vivo Capital, LLC and Prime Success, LP in 2018. The composition of the current Board may lead to potential conflicts of interest and decisions made by the Board being biased or in favor of a limited number of minority shareholders, rather than the shareholders as a whole, which could cause disruption to the Company’s ongoing operations that would further jeopardize its long-term stability.

•	The Current Board is Not Sanctioned by the Privy Council. The Privy Council has decided that the Board shall consist of Yuk Lam Lo, David Guowei Wang, Haifeng Qiu, Pengfei Li, and Jianzeng Cao, but the current Board has a different composition with only Yuk Lam Lo and David Guowei Wang being members announced on February 28, 2025 and sanctioned by the Privy Council. In addition, the current Board has never provided any explanation or justification.

Reasons for Electing the Nominees

We believe that the election of the Nominees is in the best interests of the Company and its shareholders.

•	Fair Representation of Interests of all Shareholders. The Nominees will represent a broader base of shareholders of the Company as they include representatives of all major stakeholders of the Company: SAIF Partners (approximately 15.00%), 1Globe (approximately 9.50%), Weidong Yin, the founder of the Company (approximately 8.85%), CDH Investment (approximately 8.35%), Vivo Capital (approximately 8.21%), and Advantech Capital (approximately 8.14%). This broader Board representation is expected to promote balanced governance and ensure that the interests of a wider base of shareholders are taken into account in the Board’s strategic decision-making process. This governance structure supports strategies that maximize returns and value distributions to shareholders.

•	Proven Track Record of Shareholder Value Creation at Company. Certain Nominees have served in key management roles in the Company who should have been admitted to the Board for the past few years. In particular, Mr. Weidong Yin, the Company’s founder and current CEO, has led the Company since 2003 and has been instrumental in the Company’s development through various growth phases. We expect the Nominees will work closely with the Company management to drive long term value appreciation for all shareholders.

FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain statements and information included, attached to or incorporated by reference, if any, into this proxy statement may contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, the “forward-looking statements”), including, but not limited to, statements regarding the Special Meeting, the solicitation of proxies and voting in respect of the Special Meeting, SAIF Partners, the intentions of SAIF Partners or SAIF Partners’ Nominees, the impact of the SAIF Partners’ Nominees, if elected, on the financial condition, operations, business and strategies of the Company and its shareholder value, the composition of the Board and the future plans or prospects of the Company. All statements and information, other than statements of historical fact, included or incorporated by reference into this proxy statement are forward-looking statements, including, without limitation, statements regarding activities, events or developments that SAIF Partners expects or anticipates may occur in the future. Such statements reflect SAIF Partners’ current views and intentions with respect to future events and are subject to certain risks, uncertainties and assumptions. Forward-looking statements can usually be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “hope”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which such forward-looking statements and information are based will occur or, even if they do occur, will result in the performance, events or results expected.

We caution readers of this proxy statement not to place undue reliance on forward-looking statements and information contained in the proxy statement.

Shareholders are cautioned that all forward-looking statements involve known and unknown risks and uncertainties. We urge you to carefully consider those risks and uncertainties. The forward-looking statements contained in this proxy statement are expressly qualified in their entirety by this cautionary statement. SAIF Partners do not assume responsibility for the accuracy or completeness of the forward-looking statements. The forward-looking statements included in this proxy statement are made as of the date of this proxy statement and SAIF Partners undertake no obligation to publicly update or revise such forward-looking statements to reflect new information, subsequent events or otherwise, except as required by applicable law.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

REGARDLESS OF WHETHER YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE COMPANY BY VOTING TODAY ON THE ENCLOSED GOLD PROXY CARD TODAY.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW COMMON SHARES YOU OWN.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND VOTING

Resolutions to be Voted For

We are asking you to vote on the GOLD proxy card at the Special Meeting as follows:

•	“FOR” the removal of each of David Guowei Wang and Sven H. Borho, and any other person or persons elected or appointed to the Board without shareholders’ approval after February 8, 2025 and up to and including the date of the Special Meeting, as a director of the Company and from each applicable committee of the Board; and

•	“FOR” the election of each of Simon Anderson, Shan Fu, Shuge Jiao, Chiang Li, Yuk Lam Lo, Yumin Qiu, Yu Wang, Rui-Ping Xiao, Andrew Y Yan, and Weidong Yin to serve as directors on the Board until the next annual meeting of the Company or until their respective successor are duly elected and qualified.

Information of Nominees

We are proposing that Simon Anderson, Shan Fu, Shuge Jiao, Chiang Li, Yuk Lam Lo, Yumin Qiu, Yu Wang, Rui-Ping Xiao, Andrew Y Yan, and Weidong Yin be elected as directors of the Company to serve on the Board until the next annual meeting or until their respective successors are duly elected and qualified.

Set forth below are the biographs of certain Nominees, including their names, professional and educational backgrounds. The Nominees are listed alphabetically by their last name.

Name	Principal Occupation or Employment and Directorships
Mr. Simon Anderson	Mr. Simon Anderson served as an independent director of the Board from July 2004 to February 2025. During such period, he served as the chairman of the Board’s audit committee and a member of the Board’s compensation committee and corporate governance and nominating committee. Mr. Anderson advises companies listed on North American stock exchanges and private businesses in the areas of regulatory compliance, exchange listings and financial operations. He has worked as an officer or director of public companies on the TSX Venture Exchange, TSX Exchange, and NASDAQ for almost 20 years. He has extensive experience in financing, mergers and acquisitions, corporate governance, and securities regulation practices. He is a member of the Chartered Professional Accountants of British Columbia, having qualified as a Chartered Accountant in 1986. Since 2008, Mr. Anderson has served as the President at S2 Management, Inc. From 1987 to 1996, Mr. Anderson worked in business valuation with BDO Canada LLP. Mr. Anderson serves as a director of IBC Advanced Alloys Corp., which manufactures and processes alloys at its U.S. plants. Mr. Anderson received his Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia.

Mr. Shan Fu	Mr. Shan Fu has been serving as a Managing Partner and the co-chief executive officer of Vivo Capital, a global healthcare investment platform, and the chief executive officer of Asia Pacific of Vivo Capital since October 2013. Before joining Vivo Capital, Mr. Fu worked for Blackstone as a Senior Managing Director in the Private Equity group and the Chief Representative of Blackstone’s Beijing Office from 2008 to 2013. Between 2003 and 2008, Mr. Fu worked in the Department of Foreign Investment in China’s National Development and Reform Commission (NDRC), the State Economic and Trade Commission of China, the Office of Economic and Trade in State Council of China, and the Office of Production in State Council of China. Currently, Mr. Fu serves on the board of directors of several public and private healthcare companies, including as the chairman of TOT BIOPHARM International Company Limited (HKEX: 1875) and Chongqing Evaheart Medical Equipment Co., Ltd. ( 重庆永仁心医疗器械有限公司), and as a director of Lepu Scientech Medical Technology (Shanghai) Co., Ltd. (HKEX: 2291) and Caidya. Mr. Fu was appointed as a member of the Board in 2018. Mr. Fu received a Bachelor’s and Master’s Degree in History from Peking University.

Mr. Shuge Jiao	Mr. Shuge Jiao has a broad range of experience in alternative asset management, private equity investment and corporate management. Mr. Jiao is a founding partner of CDH Investment Management Company Limited and currently serves as a director of that company. Mr. Jiao holds several directorships, including serving as a non-executive director of WH Group Limited (a company listed on the Stock Exchange (stock code:288)), both Chairman and non-executive director of Mabpharm Limited (a company listed on the Stock Exchange (stock code:2181)), both Chairman and non-executive director of OCI International Holdings Limited (a company listed on the Stock Exchange (stock code:329)), and independent director of Neusoft Medical Systems Co., Ltd. & Hisense Group Holdings Co., Ltd. Mr. Jiao was a non-executive director from February 2004 to April 2012 and as an independent non-executive director from April 2012 to November 2021 of China Mengniu Dairy Company Limited (a company listed on the Stock Exchange (stock code:2319)), and an independent non-executive director of China Southern Airlines Company Limited (a company listed on the Stock Exchange (stock code:1055)) from June 2015 to April 2021. Mr. Jiao also served as a director of Henan Shuanghui Investment & Development Co., Ltd. (河南 双汇投资发展股份有限公司) (a company listed on the Shenzhen Stock Exchange (stock code:000895)) from August 2012 to August 2021, a director of Hainan Poly Pharm Co. Ltd. (海南普利制药股份有限公司) (a company listed on the Shenzhen Stock Exchange (stock code:300630)) from June 2015 to April 2025, a director of Joyoung Company Limited (九阳股份有限公司) (a company listed on the Shenzhen Stock Exchange (stock code:002242)) from September 2007 to April 2020, and the chairman from March 2016 to May 2021, a general manager from February 2016 to March 2022 and a legal representative from February 2016 to February 2022 of Ningbo Akin Electronic Technology Co., Ltd. (宁波亚锦电子科技股份有限公司) (a company listed on the National Equities Exchange and Quotations (stock code:830806)). He served as the vice general manager of the direct investment department of China International Capital Corporation Ltd. (中国国际金融有限公司) from December 1995 to August 2002. Mr. Jiao graduated from Shandong University (山东大学) with a bachelor of mathematics in July 1986 and obtained his master’s degree in engineering from the No. 2 Research Institute of Ministry of Aeronautics and Astronautics of China in October 1989.

Mr. Yumin Qiu	Mr. Yumin Qiu joined Advantech Capital, a private equity fund, in January 2016, and has been with the firm since, initially serving as an executive director before being promoted to partner in October 2017. Prior to joining Advantech, Mr. Qiu served as director at New Horizon Capital, a private equity fund, from May 2013 to December 2014 and as an executive director from January 2015 to December 2015. From May 2010 to April 2013, he was a vice president of investment management firm GL Capital. From April 2007 to May 2010, he worked at the advisory department in PricewaterhouseCoopers Consultants (Shenzhen) Ltd. (Beijing branch) and his last position held was manager. Mr. Qiu worked at Vancouver Coastal Health Authority from May 2004 to April 2007. Mr. Qiu has served as a non-executive director of TOT BIOPHARM International Company Limited (HKEX:1875) from September 2018 to August 2023, a non-executive director of Alphamab Oncology (HKEX:9966) from October 2018 to June 2022, and a non-executive director of Harbour Biomed (HKEX: B02142) from December 2020 to July 2023. Mr. Qiu received his bachelor’s degree in power engineering from the East China University of Technology (which was subsequently amalgamated with Shanghai Institute of Mechanical Technology to become the University of Shanghai for Science and Technology) in China in July 1994, and his Master of Business Administration degree in finance from the University of British Columbia in Canada in May 2004. Mr. Qiu has also been a Certified Management Accountant (conferred by the Chartered Financial Analyst Institute) since May 2006 and a Chartered Financial Analyst (conferred by the Institute of Management Accountants) since September 2007.

Mr. Yu Wang	Mr. Yu Wang has been serving the chairman of the Chinese Foundation for Hepatitis Prevention and Control since 2021. Mr. Wang has a professional background in viral molecular biology and immunology, and has been engaged in research on hepatitis viruses and related diseases. Previously, Mr. Wang served as the Director of the Institute of Hepatology of Beijing Medical University, the Vice President of Beijing Medical University, the Deputy Director of the China National Center for Biotechnology Development, and the Deputy Director of the Department of Rural and Social Development of the Ministry of Science and Technology from 2003 to 2004. From 2004 to 2017, he served as the Director General of the Chinese Center for Disease Control and Prevention. Mr. Wang is currently an executive director of the Chinese Medical Association, a member of the Expert Advisory Committee of the National Immunization Program, and a member of the World Health Organization’s Western Pacific Region Polio Eradication Certification Committee. Mr. Wang received his M.D. from Beijing Medical University and Ph.D. from Japan Jichi Medical University.

Dr. Rui-Ping Xiao	Dr. Rui-Ping Xiao has served as a Chair Professor and the Dean of the College of Future Technology at Peking University since 2020. Currently, Dr. Xiao also serves as a Council Member of the International Society of Heart Research and an Associate Editor of the New England Journal of Medicine. From 2010 to 2020, Dr. Xiao served as a Chair Professor and the Director of the Institute of Molecular Medicine at Peking University. Prior to joining Peking University, Dr. Xiao spent more than 20 years at National Institute on Aging (NIA), NIH, in the United States, from a postdoctoral fellow to a tenured Senior Investigator and the Chief of the Laboratory of Receptor Signaling at NIA, NIH. Besides the professional achievements, Dr. Xiao has received recognition from prominent national and international societies, including being appointed as a distinguished professor under the Yangtze River Scholars Program by the Ministry of Education of China and being awarded the National Science Fund for Distinguished Young Scholars. Dr. Xiao is a member of the Academic Advisory Committee of the Chinese Academy of Medical Sciences, a Council Member of the International Society of Cardiology, as well as a Fellow of both the American Society for Clinical Investigation (ASCI) and the International Society of Cardiology. Dr. Xiao’s research has been focused on aging-related diseases, with a major emphasis on a translational approach to take bench discoveries into clinically relevant situations. Dr. Xiao has published more than 170 papers in prestigious academic journals such as Nature, Nature Medicine, Nature Metabolism, Nature Cell Biology, Cell, and Cell Metabolism. Dr. Xiao received her M.D. from Tong-Ji Medical University, China, and Ph.D. from University of Maryland, USA.

Mr. Andrew Y Yan	Mr. Andrew Y Yan is the Founding Managing Partner of SAIF Partners. Currently, Mr. Yan is also a Vice President and Director of the Asset Management Association of China and a Trustee of Peking University Endowment and a Director of its Investment Committee. Prior to founding SAIF Partners in 2001, he served as the Managing Director and Head of the Hong Kong office of AIG Asian Infrastructure Funds from 1994 until 2001. From 1989 to 1994, Mr. Yan worked in the World Bank, the Hudson Institute and Sprint International Corporation as an Economist, Research Fellow and the Director for Asia respectively in Washington, DC. Throughout his career, Mr. Yan has obtained numerous venture capitalist prizes and awards, including the “Top 10 Venture Capitalists in China” by Zero2IPO Group and ChinaVenture from 2018 to 2020, “The Best Venture Capitalist” by the China Venture Capital Association (中国风险 投资协会) in 2004 and 2007, the “Fifty Finest Private Equity Investors in the World” by the Private Equity International in 2007, “No. 1 Venture Capitalist of the Year” by Forbes (China) in 2008 and 2009, the “Venture Capital Professional of the Year” by Asia Venture Capital Journal in 2009, the “Outstanding Contribution for China’s Equity Investment Market for 20 Years Award” in 2020, the “Investor Award for Special Contributions to the China Domestic Market” in 2022 and the “Investor in China’s Advanced Manufacturing Field Award” in 2023. Currently, Mr. Yan serves as an Independent Director of Guoyuan Securities Company Limited (SHE: 000728), Qifu Technology, Inc. (NASDAQ: QFIN and HKEX:3660) and ATA Inc. (NASDAQ: AACG). Mr. Yan is also an Independent Non-executive Director of PetroChina Company Limited (SHA: 601857 and HKEX: 0857) and East Buy Holding Limited (HKG:1797). Mr. Yan received his bachelor’s degree in engineering from Nanjing Aeronautic Institute in 1982 and studied in the Master Program in Department of Sociology of Peking University from 1984 to 1986. He received a Master of Arts’ degree from Princeton University in International Political Economy in 1989. Mr. Yan also studied advanced finance & accounting courses at the Wharton Business School in 1995.

Mr. Weidong Yin	Mr. Weidong Yin has served as the president, chief executive officer and secretary of the Company since September 2003. He also served as chairman of the Board from September 2003 to February 2025. He is the founder of the Company. Mr. Yin has been dedicated to hepatitis research for over 20 years and was instrumental in the development of Healive, the first flagship product of the Company. In addition, Mr. Yin has been appointed as the principal investigator by the Chinese Ministry of Science and Technology for many key governmental R&D programs such as Inactivated Hepatitis A Vaccine R&D, Inactivated SARS Vaccine R&D and New Human Influenza Vaccine (H5N1) R&D. More importantly, Mr. Yin played a vital role in leading the Sinovac team to develop the Covid- 19 vaccine in 2020 and establishing more than 2 billion doses of capacity in a very short period of time, making it possible for the Company to finally supply approximately 2.9 billion doses to over 60 countries in the world and become the largest Chinese provider of the Covid-19 vaccine product to the world. In China, the Company supplied more than half of the volume of Covid-19 vaccine from 2021 to 2023 among all Chinese manufacturers. He previously worked as a medical doctor in infectious disease at the China Center for Disease Control and Prevention, Tangshan City, Hebei province. He obtained his MBA from the National University of Singapore.

We expect the Nominees for whom we seek proxies to vote will be willing to serve as directors if any or all of such Nominees are elected to the Board.

Record Date, Outstanding Shares, and Voting Rights

As of the close of business on May 19, 2025, the record date for the Special Meeting (the “Record Date”), the Company had 71,860,702 common shares outstanding, $0.001 par value per share, being the class of securities entitled to vote at the Special Meeting. Each common share entitles its holder to one vote.

Appointing or Revoking Proxies

We are asking you to appoint SAIF Partners IV L.P. as your proxy holder to vote your common shares at the Special Meeting. In doing so, you may complete, sign, and date the enclosed GOLD proxy card, and return it in the enclosed self-addressed, prepaid envelope or you may vote online or by telephone (instructions are on your GOLD proxy card or GOLD voting instruction form). Giving us your proxy means you authorize the proxy holder to vote your common shares at the Special Meeting, according to the directions you provide.

IF YOU RETURN A VALID GOLD PROXY CARD AND NO SPECIFICATION IS MADE, THE COMMON SHARES WILL BE VOTED: (I) “FOR” THE REMOVAL OF EACH OF DAVID GUOWEI WANG AND SVEN H. BORHO, AND OTHER PERSON OR PERSONS ELECTED OR APPOINTED TO THE BOARD OF DIRECTORS OF THE COMPANY WITHOUT SHAREHOLDERS' APPROVAL AFTER FEBRUARY 8, 2025 AND UP TO AND INCLUDING THE DATE OF THE SPECIAL MEETING FROM THE BOARD AND EACH APPLICABLE COMMITTEE THEREOF; (II) “FOR” SIMON ANDERSON, SHAN FU, SHUGE JIAO, CHIANG LI, YUK LAM LO, YUMIN QIU, YU WANG, RUI-PING XIAO, ANDREW Y YAN, AND WEIDONG YIN AS DIRECTORS; AND (III) IN THE PROXY HOLDER'S DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE OR DURING THE SPECIAL MEETING.

Except as set forth in this proxy statement, we do not know of any other matters to be presented for approval by the shareholders at the Special Meeting. Unless you indicate otherwise on the Gold proxy card, you also authorize your proxy holder to vote your common shares in their discretion on any matters not known by us at the time this proxy statement was printed and that, under the Articles of Incorporation and By-Laws of the Company, may be properly presented for action by the shareholders before or at the Special Meeting.

If you hold the common shares in “street name” with a bank, brokerage firm, dealer, trust company or other institution or nominee, only they can exercise your right to vote with respect to your common shares and only upon receipt of your specific instructions. Accordingly, please promptly give instructions to your bank, brokerage firm, dealer, trust company or other institution or nominee using the enclosed GOLD voting instruction form. Please also refer to the GOLD voting instruction form for information on voting online or by telephone.

If you desire to revoke your proxy, you may do so at any time before it is voted. Written notice of such revocation may be forwarded directly to Sodali. Alternatively, you may attend and vote in person at the Special Meeting, your proxy will be automatically revoked.

Required Quorum for the Special Meeting

In order to carry on the business of the Special Meeting, there must be a quorum. This means holders of record of at least a majority of the Company’s common shares must be represented at the time when the Special Meeting proceeds to business, either by proxy or in person. Abstentions, votes withheld and broker “non-votes” submitted via Proxy will be counted as present or represented at the Special Meeting for purposes of determining the presence or absence of a quorum.

Required Votes

Only holders of common shares of record at the close of business on the Record Date are entitled to vote at the Special Meeting. For the purpose of voting at the Special Meeting, each common share is entitled to one vote upon all matters to be acted upon at the Special Meeting.

With respect to the matters contained in this proxy statement, each proposal has to be approved by the affirmative vote of a majority of the votes cast by shareholders who voted in respect of such matters, in person or by proxy. That means, only common shares that are voted are taken into account in determining the proportion of votes cast for or against each resolution. Shares that are not voted will not be counted towards the total number of votes cast.

Solicitation of Proxies

We will bear the entire expenses in connection with the solicitation of proxy for the Special Meeting made for and on behalf of us. To the extent legally permissible, if we are successful in our proxy solicitation, we intend to seek reimbursement from the Company of all expenses we incur in connection with the solicitation of proxies for the election of the Nominees to the Board at the Special Meeting. If such reimbursement is approved by the Board, we do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

PROPOSALS OF THIS PROXY STATEMENT

PROPOSAL 1

REMOVAL OF DIRECTORS

Please refer to the section entitled Reasons for Removing the Existing Directors. We firmly believe that restructuring the Board by removing the Existing Directors and replacing with the Nominees we proposed will make a significant contribution to the goals we aim to achieve as set forth in section entitled Reasons for the Solicitation above.

WE STRONGLY URGE YOU TO VOTE “FOR” AND USE THE GOLD PROXY CARD OR GOLD VOTING INSTRUCTION FORM TO AUTHORIZE A PROXY TO VOTE “FOR” THE REMOVAL OF EACH OF DAVID GUOWEI WANG AND SVEN H. BORHO, AND ANY OTHER PERSON OR PERSONS ELECTED OR APPOINTED TO THE BOARD WITHOUT SHAREHOLDERS’ APPROVAL AFTER FEBRUARY 8, 2025 AND UP TO AND INCLUDING THE DATE OF THE SPECIAL MEETING, AS A DIRECTOR OF THE COMPANY AND FROM EACH APPLICABLE COMMITTEE OF THE BOARD.

PROPOSAL 2

ELECTION OF DIRECTORS

Please refer to the detailed biograph of our Nominees set forth in the section entitled Information of Nominees. We firmly believe that Simon Anderson, Shan Fu, Shuge Jiao, Chiang Li, Yuk Lam Lo, Yumin Qiu, Yu Wang, Rui-Ping Xiao, Andrew Y Yan, and Weidong Yin will be integral to the new Board and will make a significant contribution to the goals we aim to achieve as set forth in section entitled Reasons for the Solicitation above.

WE STRONGLY URGE YOU TO VOTE “FOR” AND USE THE GOLD PROXY CARD OR GOLD VOTING INSTRUCTION FORM TO AUTHORIZE A PROXY TO VOTE “FOR” THE ELECTION OF SIMON ANDERSON, SHAN FU, SHUGE JIAO, CHIANG LI, YUK LAM LO, YUMIN QIU, YU WANG, RUI-PING XIAO, ANDREW Y YAN, AND WEIDONG YIN AS DIRECTORS OF THE COMPANY.